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                                   EXHIBIT 21

Omega Protein Corporation owns 100% of the common stock of:

  --Protein Operating Company, a Delaware corporation

   --Protein Finance Company, a Delaware corporation (inactive)

  --Omega Net, Inc., a Delaware corporation (inactive)

  --Omega Shipyard, Inc., a Delaware corporation

  --Zarpe Trading, Ltd., a Barbados corporation (inactive)

  --Zapata Protein International, a Cayman Island corporation (inactive)

  --Omega Protein, Inc., a Virginia corporation

Omega Protein, Inc. owns 100% of the common stock of:

  --Protein Securities Company, a Delaware corporation (inactive)

  --Protein (USA) Company, a Delaware corporation (inactive)

Zapata Protein International owns 100% of the common stock of:

   --Zapata Inversiones Chile, a Chilean corporation (inactive)